FORM OF DEBENTURE

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                             (a Nevada corporation)

                       9% DEBENTURE with attached warrant

Issue Date: March 1,2010                                                $200,000
Maturity Date: February 28, 2011

     This 9% DEBENTURE (this "Debenture") is issued by ELECTRONIC SENSOR TECHNOLOGY, INC., a Nevada corporation (the "Company"). FOR VALUE RECEIVED, the Company promises to pay to HALFMOON BAY CAPITAL LTD, a British Virgin Islands company (together with its registered successors and assigns, the "Holder"), the principal sum of $200,000 on or before the Maturity Date, together with interest in the amounts and at the times set forth below. The Company grants the Holder a security interest in all of the tangible and intangible property owned by Electronic Sensor Technology. For property encumbered by a senior lien or security interest Electronic Sensor Technology hereby grants Holder a subordinated security interest in the property.

     Interest; Redemption.

     (a) Interest. Interest shall accrue on the unpaid principal balance of this Debenture from the Issue Date to but excluding the Maturity Date at a rate per annum of nine percent (9%), calculated on the basis of a 365 day year and shall be payable in arrears on each Interest Payment Date (as defined below) for the period commencing on the immediately preceding Interest Payment Date (or, in the case of the first Interest Payment Date, commencing on the Issue Date) and ending on the calendar day immediately preceding such Interest Payment Date. As used herein, "Interest Payment Date" means (i) each date of prepayment, in respect of the principal amount of this Debenture that is being prepaid; and
(ii) the date on which the principal amount of this Debenture is due in full (whether at maturity, by acceleration or otherwise).

     (b) Principal. The unpaid principal amount of this Debenture shall be due and payable on the Maturity Date.

     (c) Payments. Principal and interest on this Debenture less any amounts required to be withheld by any tax authority with jurisdiction over the Company (the "Withheld Amounts")
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shall be paid to the Holder in United States Dollars by wire transfer of immediately available funds to such account located within the continental United States of America as the Holder may notify the Company in writing from time to time. The Company shall pay all Withheld Amounts to the applicable taxing authority in the manner and within the time period required by applicable law.

     (d) Prepayment. In the event that the Company intends to prepay all or any portion of the principal amount of this Debenture, it shall notify the Holder in writing of its intention to do so, specifying the principal amount that the Company intends to prepay (a "Repayment Notice"). The Company shall pay to the Holder the principal amount set forth in the Repayment Notice within five (5) Business Days following the Repayment Notice.

     (e) Business Days. Any payment that would be due on a date that is a Saturday, Sunday or day that is a federal legal holiday in the United States or a day on which banking institutions in the State of California are authorized or required by law or other government action to close, shall instead be due on the next succeeding day that does not fall into any of the foregoing categories (a "Business Day").

2. Warrant. Electronic Sensor Technology Inc shall issue to the holder of this debenture a warrant to purchase 400,000 shares of common stock at $0.02 cents per share. This warrant may be exercised at the option of the holder at any time before 31 August 2012.

3.   Events of Default.

     (a) "Event of Default" wherever used herein, means any one of the following events:

         (i) Any default in the payment when due and payable of (A) interest on this Debenture, which failure to pay is not cured within three (3) Business Days, or (B) principal of this Debenture;

         (ii) A material breach by the Company of its other obligations under this Debenture, which material breach is not cured within thirty (30) days following receipt of notice thereof from the Holder;

         (iii) A default on any other debenture issued by Electronic Sensor Technology Inc when the payment is due and payable shall result in Electronic Sensor Technology being in default of its obligations under this debenture or

         (iv) The Company commences a case, as debtor, under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company; (B) there is commenced a case against the Company under any applicable bankruptcy or insolvency laws, as now or hereafter in effect or any successor thereto, which remains un-dismissed for a period of ninety (90) days; (C) the Company is adjudicated by a court of competent jurisdiction insolvent or bankrupt; (D) the Company suffers any appointment of any custodian or the like for the Company or any substantial part of its property, which continues un-discharged or unstayed for a period of ninety (90) days; or (E) the Company makes a general

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     assignment for the benefit of creditors.

     (b) Remedies Upon Event of Default. If any Event of Default occurs, the full principal amount of this Debenture, together with accrued and unpaid interest thereon, shall become immediately due and payable in cash. Amounts not paid when due shall bear interest at the maximum lawful rate and shall be payable upon demand of the Holder.

3.   Miscellaneous.

     (a) Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Debenture will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by printed confirmation sheet verifying successful transmission of the facsimile; (c) the day of sending such notice by electronic mail with a read or delivered receipt; (d) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside the United States, with proof of delivery from the courier requested; or (e) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.

     All notices for delivery outside the United States will be sent by facsimile or by express courier. Notices by facsimile shall be machine verified as received. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

     if to the Investor, to:

         Halfmoon Bay Capital Ltd
         Trident Chambers
         P.O. Box 146
         Road Town Tortola
         British Virgin Islands
         Facsimile: 603-2163-3552
         Attention: Wan Azmi Wan Hamzah

     if to the Company, to:

         Electronic Sensor Technology, Inc.
         1077 Business Center Circle
         Newbury Park, California 91320
         Facsimile: 805-480-1984
         Attention: President and Chief Executive Officer

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
     (b) Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

     (c) Governing Law. This Debenture will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.

     (d) Waiver. Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture.

     (e) Severability. If any provision of this Debenture is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Debenture shall not in any way be affected or impaired thereby and the Company and the Holder will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Debenture.

     (f) Headings. The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

     IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

                                              ELECTRONIC SENSOR TECHNOLOGY, INC.


                                              By: /s/ William Wittemeyer
                                                  ------------------------------
                                                  Name:  William Wittemeyer
                                                  Title: Chief Operating Officer

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